Exhibit 99

Condensed Consolidating Financial Information

The following tables set forth the condensed consolidating financial statements as of March 31, 1995 and for the three months then ended of Tosco, Bayway and Tosco's other subsidiaries. They are provided to meet the reporting and informational requirements of Bayway as a guarantor of the 8-1/4 First Mortgage Bonds (Bayway Exchange Bonds).



                                                               Condensed Consolidating Balance Sheet
                                                                     (Thousands of Dollars)
                                                                          March 31, 1995

                                                     Tosco        Bayway       Minor Subs
                                                    (Issuer)   (Guarantor)  (Non-guarantors)  Eliminations  Consolidated
                                                  ----------    ---------   ----------------  ------------  ------------
Assets
Cash and cash equivalents ...................     $   16,529     $ 15,820      $   1,461                      $   33,810
Short-term investments and deposits .........          3,578       35,685         23,183                          62,446
Other current assets (a) ....................        295,977      435,932         32,868                         764,777
   Total current assets .....................     $  316,084     $487,437         57,512                         861,033

Other assets ................................        731,406      241,713         42,480       ($   4,366)     1,011,233
Investment in Bayway and other
  subsidiaries ..............................        221,909                                   (  221,909)
Intercompany receivables ....................        168,621                                   (  168,621)
   Total assets .............................     $1,438,020      729,150         99,992       ($ 394,896)     1,872,266

Liabilities and shareholders' equity
Current liabilities .........................     $  256,967      236,416         34,059                         527,442
Revolver and long-term debt .................        548,940      174,000          4,579                         727,519
Other liabilities ...........................         56,145                       492         ($   4,366)        52,271
Intercompany liabilities ....................         10,934      125,400         32,287       (  168,621)
Shareholders' equity ........................        565,034      193,334         28,575       (  221,909)       565,034
   Total liabilities and
     shareholders' equity ...................     $1,438,020     $729,150      $  99,992       ($ 394,896)    $1,872,266


                                                         Condensed Consolidating Statement of Income
                                                                   (Thousands of Dollars)
                                                            For the Three Months Ended March 31, 1995
Sales .......................................     $  693,599     $817,488      $ 221,751         ($36,519)   $1,696,319
Cost of sales ...............................        680,625      801,822        220,445         ( 36,519)    1,666,373
Operating contribution ......................         12,974       15,666          1,306                         29,946
Selling, general and administrative
  expense (b) ...............................         16,075        6,231            296                         22,602
Interest expense, net .......................          8,831        5,713            (45)                        14,499
Income (loss) before provision for
  income taxes ..............................        (11,932)       3,722          1,055                         (7,155)
Provision for income taxes ..................         (4,769)       1,470            417                        ( 2,882)
Net income (loss) ...........................    ($    7,163)    $  2,252      $     638          $   --     ($   4,273)

     (a) The lower of LIFO cost or market value of inventories is measured on a consolidated basis.

     (b) The condensed consolidating statement of income does not reflect an allocation of a portion of aggregate corporate selling, general and administrative expense of $4,335,000 to Bayway and the Minor Subsidiaries. Tosco may allocate such costs in the future.




                                                                Condensed Consolidating Statement of Cash Flows
                                                                           (Thousands of Dollars)
                                                                   For the Three Months Ended March 31, 1995

                                                       Tosco           Bayway           Minor Subs
                                                      (Issuer)       (Guarantor)     (Non-guarantors)       Consolidated
                                                      --------       -----------     ----------------       -------------
Cash flows from operating activities:

  Net income (loss) .........................         ($7,163)        $  2,252          $     638               ($4,273)
  Depreciation and amortization .............          16,690            6,825                413                23,928
  Changes in working capital ................          48,867           71,410            (20,918)               99,359
  Other .....................................            (935)                               (334)               (1,269)
  Net cash provided by (used in)
    operating activities ....................          57,459           80,487            (20,201)              117,745

Cash flows from investing activities:

  Increase in long-term assets ..............         (86,667)          (2,380)            (2,261)              (91,308)
  Transfers to discontinued operations ......          (6,646)                                                   (6,646)
  Intercompany transfers ....................             421          (23,607)            23,186
  Intercompany dividend .....................            (297)             297
  Net change in short-term investments
    and deposits ............................          (2,108)         (27,518)            (1,991)              (31,617)
  Net cash used in investing activities .....         (95,297)         (53,208)            18,934              (129,571)

Cash flows from financing activities:

  Short-term bank repayments and borrowings
   (repayments) under revolver, net .........          59,000           (31,000)                                 28,000
  Dividends on Common Stock .................          (5,932)                                                   (5,932)
  Other .....................................            (225)                                                     (225)
  Net cash provided by (used in) financing
   activities ...............................          52,843           (31,000)                                 21,843

Net increase (decrease) in cash and cash
  equivalents ...............................          15,005           ( 3,721)           (1,267)               10,017
Cash and cash equivalents at beginning of
  period ....................................           1,524            19,541             2,728                23,793

Cash and cash equivalents at end of period ..         $16,529           $15,820            $1,461               $33,810